UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 17, 2011

TCF FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10253	41-1591444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota	55391-1693
(Address of principal executive offices)	(Zip Code)

(952) 745-2760

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2011, the Board of Directors (the “Board”) of TCF Financial Corporation (the “Company”) increased the number of Directors from 14 to 15.  To fill the vacancy, the Board elected James M. Ramstad as a Director of the Company, effective October 17, 2011.  Mr. Ramstad will stand for re-election at the 2012 Annual Meeting of Stockholders.  Mr. Ramstad was appointed to the Asset Liability Management Committee, the Bank Secrecy Act Compliance Committee and the Shareholder Relations/Capital Expansion Committee.

Mr. Ramstad served nine terms as a Member of the United States House of Representatives from Minnesota from 1991 until 2009.  He was a Member of the House Ways and Means Committee, Health and Trade Subcommittees, and Chairman of the IRS Oversight Committee.  Prior to his election to Congress, Mr. Ramstad served three terms in the Minnesota State Senate, where he was Assistant Minority Leader from 1981 until 1990.  In 2009, he was a Resident Fellow at the Kennedy School of Government at Harvard University.  He is currently a Senior Policy Advisor to the Hazelden Foundation and the National Association of Drug Court Professionals, as well as a Senior Advisor of Alliantgroup LLC, a company that provides specialty tax services to its business clients.

As a  non-employee Director of the Company, Mr. Ramstad is eligible to receive Director and committee fees and grants under the TCF Financial Directors Stock Grant Program, to participate in the TCF Directors Deferred Compensation Plan and receive the other benefits made available to non-employee Directors of the Company, all as described under the caption “Compensation of Directors” in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders (the “2011 Proxy”), which was filed with the Securities and Exchange Commission on March 10, 2011.

A copy of the press release issued by the Company on October 17, 2011, announcing the election of Mr. Ramstad as a Director, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on October 17, 2011, the Board elected Thomas F. Jasper and Craig R. Dahl to the Board of Directors, effective January 1, 2012, at which time the size of the Board shall be increased to 17.  Neither Mr. Jasper nor Mr. Dahl are expected to serve on any committees of the Board, nor will they receive additional compensation for their service on the Board.

In addition, the Board also announced certain changes affecting named executive officers of the Company, all of which will be effective January 1, 2012.  Craig R. Dahl, Executive Vice President, Wholesale Division, will relinquish that position and assume the newly-created role of Vice Chairman and Executive Vice President, Lending.  Thomas F. Jasper, Executive Vice President and Chief Financial Officer, will relinquish that position and assume the newly-created role of Vice Chairman and Executive Vice President, Funding, Operations and Finance.  Barry N. Winslow, Vice Chairman and Chief Risk Officer, will relinquish the role of Chief Risk Officer and remain Vice Chairman with newly-created executive management responsibilities in Corporate Development.  Neil W. Brown, President and Chief Operating Officer, will relinquish these roles and take on the role of Executive Vice President and Chief Risk Officer.  Earl D. Stratton will relinquish the role of Chief Information Officer and take on the role of Chief Operations Officer.

In a related action, the Company’s Board of Directors announced Michael S. Jones, age 42, currently Executive Vice President and Chief Financial Officer of TCF Equipment Finance, Inc. and Executive Vice President of Winthrop Resources Corporation, both wholly-owned subsidiaries of the Company’s TCF National Bank subsidiary, has been elected Executive Vice President and Chief Financial Officer of the Company, effective January 1, 2012.  Prior to joining TCF Equipment Finance, Inc. in December 2008, Mr. Jones was Operations Controller and led the finance function of PACCAR Financial Services, the finance arm of PACCAR Inc, a manufacturer of premium commercial vehicles, from April 2008 to December 2008.  Prior to joining PACCAR, Mr. Jones worked at subsidiaries of General Electric Company, one of the largest and most diversified technology and financial services companies in the world, from October 2002 to April 2008 serving as Global Controller of Fleet Services from October 2002 to August 2005 and as the Chief Financial Officer of GE Real Estate Business Property from August 2005 to April 2008.  In connection with his election, the Compensation, Nominating, and Corporate Governance Committee of the Board approved an executive salary change for Mr. Jones effective as of January 1, 2012 to $300,000 annually.  No other compensatory or severance arrangements were entered into in connection with the election of Mr. Jones.  Mr. Jones will also be eligible to receive the awards and benefits made available to named executive officers of the Company, as described under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation” in the 2011 Proxy.

A copy of the press release issued by the Company on October 18, 2011 announcing the changes in executive management of the Company is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.
	Exhibit No.	Description
	99.1	Press Release dated October 17, 2011.
	99.2	Press Release dated October 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TCF FINANCIAL CORPORATION

/s/ William A. Cooper
William A. Cooper, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas F. Jasper
Thomas F. Jasper, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ David M. Stautz
David M. Stautz, Senior Vice President, Controller and Managing Director, Corporate Development (Principal Accounting Officer)

Dated:  October 21, 2011